Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202
Noonan Russo
Jane Petrino
212-845-4274
FOR IMMEDIATE RELEASE
FDA Approves Vusion™ Ointment for the Treatment of
Diaper Dermatitis Complicated by Candidiasis
The First and Only Product Specifically Developed For This Indication
Princeton, NJ, February 16, 2006 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that the U.S. Food and Drug Administration (FDA) has approved Vusion™ (0.25% miconazole nitrate, 15% zinc oxide and 81.35% white petrolatum) Ointment. Vusion was specifically formulated for the treatment of diaper dermatitis complicated by candidiasis (DDCC) in infants 4 weeks and older. This inflammatory condition occurs when diaper dermatitis, also known as diaper rash, is complicated with a fungal infection caused by yeast known as Candida. The existence of Candida is readily determined by microscopic evaluation for presence of pseudohyphae or budding yeast. Vusion is the only prescription product approved for the treatment of this condition in the United States.
There are approximately 8 million infants under the age of two in the U.S. It is estimated that diaper dermatitis is observed in approximately one million pediatric outpatient visits each year. Additionally, it is estimated that of all diaper dermatitis cases treated by physicians, more than 40% are complicated by the yeast Candida. Until now, common treatment options have included the use of antifungal products, steroids, and combination products not specifically approved for the treatment of DDCC or for use on infants.
“We are very pleased that the FDA has approved Vusion and we are proud to bring a product to the market that fills a significant need in this important pediatric patient population,” commented Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics. “The launch of Vusion will allow us to continue our commercial build out and further execute upon our business strategy.”
Vusion is a steroid-free formulation that contains the active ingredient miconazole nitrate at a concentration of 0.25%, which directly treats the infection with proven antifungal efficacy. The ointment base for Vusion is comprised of zinc oxide and white petrolatum, which are the main components in most common diaper rash products. In clinical trials, statistically significant improvement was observed in infants with DDCC within three days of treatment with Vusion.

FDA Approves VusionTM Ointment for the Treatment of Diaper Dermatitis Complicated by Candidiasis

Mary Spraker, M.D., a pediatric dermatologist and associate professor in the department of dermatology and pediatrics at Emory University in Atlanta, assisted in designing the pivotal Vusion Phase 3 study protocol. Dr. Spraker explained, “There is solid data demonstrating the efficacy and safety of Vusion on infants with DDCC. With the product now approved for the U.S. market, pediatricians and dermatologists can prescribe a treatment specifically meant for the condition that it was designed for and that is well tolerated for use on infants. Doctors are no longer reliant on prescribing antifungal agents intended for adults that have not been tested on children with diaper dermatitis complicated by candidiasis.”
In the pivotal Phase 3 clinical study conducted by Barrier, more than twice the percentage of patients treated with Vusion achieved the primary endpoint of elimination of the yeast and complete clearing of all signs and symptoms of the disease at day 14, one week after stopping treatment, as compared with patients treated with the vehicle (zinc oxide and petrolatum). At the end of treatment (day 7), the average reduction in the signs and symptoms score, as determined by the Diaper Dermatitis Severity Score, was 72% with Vusion versus 25% with the vehicle ointment. The double-blind, vehicle-controlled study, which was conducted at 20 sites in the United States and Latin America, included 236 children under the age of three years who were diagnosed with DDCC.
“We are very excited to be able to address this unique patient group and are well positioned to move forward with the anticipated launch of Vusion into the U.S. market,” said Al Altomari, Chief Commercial Officer. “We have already begun implementing our strategic plans by increasing the sales force to sixty territories in support of this important new Barrier product. We anticipate the first shipment of Vusion will be made in the second quarter of this year.”
For full prescribing information, please refer to the Vusion package insert that is available at www.vusionointment.com or on the company website at www.barriertherapeutics.com.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. In addition to Vusion™ (0.25% miconazole nitrate, 15% zinc oxide and 81.35% white petrolatum) Ointment for the treatment of diaper dermatitis complicated by candidiasis, the Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots,” and markets VANIQA® (eflornithine hydrochloride) Cream 13.9% in Canada for the slowing of growth of unwanted facial hair in women. Barrier’s Sebazole™ product candidate, for the treatment of seborrheic dermatitis, is under FDA review. Barrier has other product candidates in various stages of clinical development for the treatment of onychomycosis, lamellar ichthyosis, acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the potential patient benefits of Vusion™ Ointment and the timing of the first shipment of

FDA Approves VusionTM Ointment for the Treatment of Diaper Dermatitis Complicated by Candidiasis

Vusion. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to decisions of regulatory authorities, patient and market acceptance of Vusion, our ability to execute on our commercial plans, and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 that is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
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